Filed pursuant to Rule 433

Registration No. 333-180410-03

Free Writing Prospectus Dated July 8, 2013

PPL ELECTRIC UTILITIES CORPORATION

$350,000,000

FIRST MORTGAGE BONDS, 4.75% SERIES DUE 2043

Issuer:	PPL Electric Utilities Corporation

Title:	4.75% First Mortgage Bonds due 2043

Issuance Format:	SEC Registered

Principal Amount:	$350,000,000

Trade Date:	July 8, 2013

Settlement Date:	July 11, 2013 (T+3)

Maturity Date:	July 15, 2043

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2014

Annual Interest Rate:	4.75%

Price to Public:	99.366%

Benchmark Treasury:	3.125% due February 15, 2043

Benchmark Treasury Yield:	3.640%

Spread to Benchmark Treasury:	115 basis points

Yield to Maturity:	4.79%

Optional Redemption:	Prior to January 15, 2043, the bonds will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the bonds being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points; plus, in either of the above cases, accrued and unpaid interest to the Redemption Date. On or after January 15, 2043, the bonds will be redeemable at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus accrued and unpaid interest to the Redemption Date.

CUSIP / ISIN:	69351U AR4 / US69351UAR41

Joint Book-Running Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Co-Managers:	Lloyds Securities Inc. RBC Capital Markets, LLC Santander Investment Securities Inc. The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 888-603-5847; Credit Agricole Securities (USA) Inc. at 866-807-6030; Mizuho Securities USA Inc. at 866-271-7403; and Scotia Capital (USA) Inc. at 800-372-3930.